As filed with the Securities and Exchange Commission on April 9, 2004, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

Youbet.com, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4627253 (I.R.S. Employer Identification No.)

5901 De Soto Avenue Woodland Hills, California (Address of Principal Executive Offices)	91367 (Zip Code)

_______________________

YOUBET.COM, INC.
1998 STOCK OPTION PLAN
(Full Title of Plan)
_______________________

Victor Gallo
General Counsel
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
(Name and Address of Agent for Service)
_______________________

Telephone number of agent for service:
(818) 668-2100
_______________________

CALCULATION OF REGISTRATION FEE

Title Of Security Being Registered	Amount Being Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount Of Registration Fee
Common Stock, Par Value $.001	5,000,000 shares	$4.48	$22,250,000	$2,838.08
(*)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with the Plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

(**)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. This estimate is based on the average of the high and low per share as reported on the NASDAQ SmallCap Market on April 2, 2004.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

               This Registration Statement on Form S-8 (the “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register additional shares of the Youbet.com, Inc.’s common stock issuable pursuant to the Youbet.com, Inc. 1998 Stock Option Plan (the “Plan”). Unless otherwise noted herein, this Registration Statement incorporates by reference the contents of the registrant’s registration statement on Form S-8 (File No. 33-88047), and all exhibits thereto, relating to the Plan, which was previously filed with the Securities and Exchange Commission on September 29, 1999.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

               The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

           Youbet.com hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

•	Youbet’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;
•	Youbet’s Current Report on Form 8-K, dated December 29, 2003 and filed January 8, 2004;
•	Youbet’s Current Report on Form 8-K, dated January 14, 2004 and filed January 20, 2004;
•	Youbet’s Current Report on Form 8-K, dated January 28, 2004 and filed February 2, 2004;
•	Youbet’s Current Report on Form 8-K, dated February 19, 2004 and filed February 23, 2004;
•	Youbet’s Current Report on Form 8-K, dated March 31, 2004 and filed April 1, 2004;
•

The description of Youbet’s common stock contained in Youbet’s amended registration statement on Form 8-A/A filed with the Securities and Exchange Commission on April 9, 2004, including any subsequently-filed amendment thereto or report filed for the purpose of updating such description; and

•	documents filed by Youbet pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than information furnished in a Current Report on Form 8-K.

Item 5.  Interests of Named Experts and Counsel.

               Not Applicable.

Item 6.  Indemnification of Directors and Officers.

               Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

               Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (also known as a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

               Youbet.com’s Certificate of Incorporation and Article XI of Youbet.com’s Amended and Restated By-laws limit the liability of directors to the maximum extent permitted by the DGCL. Youbet.com maintains insurance covering certain liabilities of its directors and officers and certain liabilities of the directors and officers of its subsidiaries.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
5.1	Opinion of Dow, Lohnes & Albertson, PLLC
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as Exhibit 5.1)

SIGNATURES

                Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodland Hills, State of California on the 9th of April, 2004.

YOUBET.COM, INC.

By:	/s/ Charles Champion
Charles Champion President and Chief Executive Officer

                Each person whose signature appears below, constitutes and appoints Charles F. Champion with full power to act without the other, such person’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act, this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Charles F. Champion Charles F. Champion	President, Chief Executive Officer and Chairman of the Board	April 9, 2004
/s/ David M. Marshall David M. Marshall	Vice Chairman of the Board	April 9, 2004
/s/ Gary W. Sproule Gary W. Sproule	Secretary and Chief Financial Officer (Principal Financial Officer)	April 9, 2004
/s/ Charles Bearchell Charles Bearchell	Vice President – Finance (Principal Accounting Officer)	April 9, 2004
/s/ Michael Veitch Michael Veitch	Vice President and Chief Marketing Officer	April 9, 2004
/s/ Gary Adelson Gary Adelson	Director	April 9, 2004
/s/ Guy Chipparoni Guy Chipparoni	Director	April 9, 2004
/s/ James Edgar James Edgar	Director	April 9, 2004
/s/ Joseph Barletta Joseph Barletta	Director	April 9, 2004